EXHIBIT "99.1"

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Transcontinental Realty Investors, Inc.** **Investor Relations** **Gene Bertcher (800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Second Quarter 2017 Results

DALLAS (August 14, 2017) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2017. The reported results are directly related to the strategic initiative we embraced at the onset of the year to grow our multi-family apartment base through Abode Properties, our wholly owned subsidiary.

The growth in revenue and corresponding improvement in Net Operating Income for the six months ended June 30, 2017 demonstrates the viability of our business strategy. Management will continue its plan for growth from its operating properties and expects to reinvest in areas that will complement this growth; further management will maintain strong attention to all details of its operations including appropriate expense controls.

During the six months ended June 30, 2017 a subsidiary of the Company sold bonds on the Tel Aviv, Israel stock exchange. The bonds will over time be repaid in Israeli shekels however upon sale the cash received was converted into approximately $102 million US dollars. The cash has been and will be used to pay off more expensive debt, purchase existing assets, and develop new multifamily housing projects. The company believes that this new source of cash will have a substantial positive impact on the ability of the company to grow as well as pay off relative expensive shorter term debt that will more than offset the additional net interest expense.

The bonds will be repaid in Israeli Shekels as the bonds mature at a rate of 20% each year from 2019 through 2023. Until such actual payments are made, there will not be any significant need to convert US dollars to Israeli shekels. The Company records unrealized gains or losses each quarter based upon the relative exchange values of the US dollar and the Israeli shekel; however, no gain or loss will be realized until a conversion from US dollars to Israeli shekels actually occurs in the future. The recorded unrealized gain or loss is reflected as a separate line item to highlight the fact that it is a non-cash transaction until such time as actual payment of principal and interest on the bonds is made.

For the three months ended June 30, 2017, we reported a net loss applicable to common shares of $10.6 million or ($1.22) per diluted loss per share compared to a net income applicable to common shares of $4.4 million or $0.51 per diluted income per share for the same period ended 2016. This is directly related to the increased borrowing and we remain highly certain that dramatic additions to the number of apartments within the portfolio during this strategic growth period will ultimately enhance shareholder values; even beyond the recent improvements we have experienced since we announced this approach in Q4 2016.

The reported financial results are as follows.

Revenues

Rental and other property revenues were $31.3 million for the three months ended June 30, 2017. This represents an increase of $0.8 million compared to the prior period revenues of $30.5 million. The change by segment is an increase in the apartment portfolio of approximately $1.2 million, partially offset by a decrease in the commercial portfolio of $0.4 million. We purchased four and sold two multifamily properties over the prior year which resulted in a net increase of 203 units and was the primary reason for the increase in our apartment portfolio revenues.

Expense

Property operating expenses were $15.2 million for the three months ended June 30, 2017. This represents an increase of $0.3 million compared to the prior period operating expenses of $14.9 million. The change by segment was an increase in the other portfolio of $0.2 million and an increase in the commercial portfolio of $0.1 million.

Depreciation and amortization expense was $6.3 million for the three months ended June 30, 2017 for an increase of $0.5 million as compared to the prior period expense of $5.8 million. The change is attributable to the depreciation on acquired apartments.

Other income (expense)

Mortgage and loan interest expense was $15.8 million for the three months ended June 30, 2017. This represents an increase of $3.7 million compared to the prior period expense of $12.1 million. Interest expense for our corporate loans increased $4.5 million, primarily due to interest expense related to the Israeli Series A Bonds payable of $2.3 million, interest of $1.4 million on two corporate loans that closed in 2016 and an increase of $0.7 million in loan fee expense due to prepayment of a corporate loan during 2017. We also had an increase in our commercial portfolio of $0.4 million. These increases were partially offset by a decrease of $1.1 million in interest expense on our apartment portfolio due to loan prepayment penalties paid during the first three months of 2016 that exceeded the increase in interest expense that resulted from the growth in our apartment portfolio.

A subsidiary of the Company issued $104.5 million in bonds during 2017 that will be repaid in Israeli Shekels as the bonds mature. During the three months ended June 30, 2017, the Company recorded an unrealized foreign currency transaction loss of $3.4 million based upon the relative exchange values of the US dollar and the Israeli shekel as applied to the bond principal and accrued interest at quarter-end. We did not have any unrealized foreign currency transaction gain or loss during the three months ended June 30, 2016.

Gain on sale of income-producing properties was $5.2 million for the three months ended June 30, 2016. The Company sold one apartment community located in Irving, Texas to an independent third party for a total sales price of $8.1 million which resulted in a gain of $5.2 million. There were no sales of income-producing properties during the three months ended June 30, 2017.

During the second quarter of 2017, we recorded a loss on land sales of $0.5 million from the sale of two parcels totaling 8.3 acres for an aggregate sales price of $0.5 million. During the same period of 2016, we recorded a gain on land sales of $1.7 million for the sale of 12.2 acres of land for a total sales price of $3.1 million.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors (www.transconrealty-invest.com) maintains a strong emphasis on creating greater shareholder value through acquisition, financing, operation, developing and the selective sale of real estate across selective geographic regions in the United States. A New York Stock Exchange company, Transcontinental is traded under the symbol "TCI". Transcontinental produces revenue through the professional management of apartments, office buildings and select parcels of land that can be readily developed in the near term. Value is added under Transcontinental ownership, and the properties are repositioned into higher classifications through physical improvements and improved management. Transcontinental also develops new properties, such as luxury apartment homes principally on land it owns or acquires.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2017	2016	2017	2016
Revenues:				
Rental and other property revenues (including $199 and $174 for the three months and $389 and $347 for the six months ended 2017 and 2016, respectively, from related parties)	$ 31,302	$ 30,521	$ 62,837	$ 59,424
Expenses:				
Property operating expenses (including $232 and $223 for the three months and $460 and $423 for the six months ended 2017 and 2016, respectively, from related parties)	15,210	14,919	31,099	29,882
Depreciation and amortization	6,378	5,843	12,681	11,651
General and administrative (including $558 and $753 for the three months and $1,072 and $1,502 for the six months ended 2017 and 2016, respectively, from related parties)	1,295	1,604	3,075	3,213
Net income fee to related party	76	54	136	126
Advisory fee to related party	2,501	2,331	4,806	4,702
Total operating expenses	25,460	24,751	51,797	49,574
Net operating income	5,842	5,770	11,040	9,850
Other income (expenses):				
Interest income (including $3,070 and $3,274 for the three months and $6,502and $6,008 for the six months ended 2017 and 2016, respectively, from related parties)	3,709	3,289	7,130	7,136
Other income (expense)	(104)	902	1,338	1,169
Mortgage and loan interest (including $283 and $165 for the three months and $836and $627 for the six months ended 2017 and 2016, respectively, from related parties)	(15,783)	(12,092)	(30,973)	(25,258)
Losses from unconsolidated joint ventures and investees	(10)	-	(18)	(2)
Foreign currency transaction loss	(3,425)	-	(3,748)	-
Total other expenses	(15,613)	(7,901)	(26,271)	(16,955)
Loss before gain on sale of income-producing properties, gain (loss) on land sales, non-controlling interest, and taxes	(9,771)	(2,131)	(15,231)	(7,105)
Gain on sale of income-producing properties	-	5,168	-	4,925
Gain (loss) on land sales	(476)	1,719	(31)	3,370
Net income (loss) from continuing operations before taxes	(10,247)	4,756	(15,262)	1,190
Income tax benefit	-	-	-	1
Net income (loss) from continuing operations	(10,247)	4,756	(15,262)	1,191
Discontinued operations:				
Net income from discontinued operations	-	-	-	3
Income tax expense from discontinued operations	-	-	-	(1)
Net income from discontinued operations	-	-	-	2
Net income (loss)	(10,247)	4,756	(15,262)	1,193
Net income attributable to non-controlling interest	(163)	(97)	(282)	(74)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(10,410)	4,659	(15,544)	1,119
Preferred dividend requirement	(224)	(224)	(446)	(446)
Net income (loss) applicable to common shares	$ (10,634)	$ 4,435	$ (15,990)	$ 673
Earnings per share - basic				
Net income (loss) from continuing operations	$ (1.22)	$ 0.51	$ (1.83)	$ 0.08
Net income from discontinued operations	-	-	-	-
Net income (loss) applicable to common shares	$ (1.22)	$ 0.51	$ (1.83)	$ 0.08
Earnings per share - diluted				
Net income (loss) from continuing operations	$ (1.22)	$ 0.51	$ (1.83)	$ 0.08
Net income (loss) applicable to common shares	$ (1.22)	$ 0.51	$ (1.83)	$ 0.08
Weighted average common shares used in computing earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Weighted average common shares used in computing diluted earnings per share	8,717,767	8,717,767	8,717,767	8,717,767
Amounts attributable to Transcontinental Realty Investors, Inc.				
Net income (loss) from continuing operations	$ (10,410)	$ 4,659	$ (15,544)	$ 1,117
Net income from discontinued operations	-	-	-	2
Net income (loss)	$ (10,410)	$ 4,659	$ (15,544)	$ 1,119

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(unaudited)	
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 1,040,761	$ 998,498
Real estate subject to sales contracts at cost, net of depreciation	46,403	46,956
Less accumulated depreciation	(166,335)	(154,281)
Total real estate	920,829	891,173
Notes and interest receivable:		
Performing (including $60,821 in 2017 and $67,829 in 2016 from related parties)	80,693	81,133
Less allowance for doubtful accounts (including $1,825 in 2017 and 2016 from related parties)	(1,825)	(1,825)
Total notes and interest receivable	78,868	79,308
Cash and cash equivalents	59,034	17,506
Restricted cash	37,436	38,227
Investments in unconsolidated joint ventures and investees	2,428	2,446
Receivable from related party	86,849	101,649
Other assets	64,647	55,605
Total assets	$ 1,250,091	$ 1,185,914
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 819,395	$ 835,528
Notes related to real estate held for sale	376	376
Notes related to real estate subject to sales contracts	4,012	5,612
Bond and bond interest payable	104,505	-
Deferred revenue (including $50,669 in 2017 and $50,669 in 2016 to related parties)	70,771	71,065
Accounts payable and other liabilities (including $6,667 in 2017 and $6,060 in 2016 to related parties)	42,263	48,856
Total liabilities	1,041,322	961,437
Shareholders' equity:		208,762
Preferred stock, Series C: $0.01 par value, authorized 10,000,000 shares; issued and outstanding zero shares in 2017 and 2016. Series D: $0.01 par value, authorized, issued and outstanding 100,000 shares in 2017 and 2016 (liquidation preference $100 per share)	1	1
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 8,717,967 shares in 2017 and 2016; outstanding 8,717,767 shares in 2017 and 2016	87	87
Treasury stock at cost, 200 shares in 2017 and 2016	(2)	(2)
Paid-in capital	269,403	269,849
Retained earnings	(79,594)	(64,050)
Total Transcontinental Realty Investors, Inc. shareholders' equity	189,895	205,885
Non-controlling interest	18,874	18,592
Total shareholders' equity	208,769	224,477
Total liabilities and shareholders' equity	$ 1,250,091	$ 1,185,914